As filed with the Securities and Exchange Commission on September 27, 1996
                                                    Registration No. 33-________
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            INTEGRATED SYSTEMS, INC.

             (Exact name of Registrant as specified in its charter)

      California                                          94-2658153
(State of incorporation)                    (I.R.S. employer identification no.)

                             201 Moffett Park Drive
                           Sunnyvale, California 94089
                    (Address of principal executive offices)

            Options granted under the Epilogue Technology Corporation
                             1994 Stock Option Plan
                     and assumed by Integrated Systems, Inc.
                            (Full title of the Plan)

                                Narendra K. Gupta
                            Integrated Systems, Inc.
                             201 Moffett Park Drive
                           Sunnyvale, California 94089
                                 (408) 542-1500
            (Name, address and telephone number of agent for service)

                                   Copies to:
                               Mona Chandra, Esq.
                               Fenwick & West LLP
                              Two Palo Alto Square
                           Palo Alto, California 94306

                                          CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------

                               Amount            Proposed Maximum       Proposed Maximum
 Title of Securities            to be             Offering Price       Aggregate Offering         Amount of
   to be Registered          Registered              Per Share               Price            Registration Fee
- ------------------------------------------------------------------------------------------------------------------

Common Stock                      69,033(1)                $7.50(2)               $517,748               $178.00
- ------------------------------------------------------------------------------------------------------------------

(1)   Shares subject to options assumed as of July 29, 1996.

(2) Weighted average per share exercise price of outstanding options assumed as of July 29, 1996.

ITEM 3.  Incorporation of Documents by Reference.

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission (the "Commission") are incorporated herein by reference:

         (a) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "1933 Act"), that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.

         (c) The description of the Registrant's Common Stock contained in the Registrant's registration statement filed with the Commission under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.  Description of Securities.

         Not Applicable.

ITEM 5.  Interests of Named Experts and Counsel.

         Not applicable as to Interests of Named Experts and Counsel.

         The consolidated balance sheets as of February 28, 1995 and 1996 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended February 28, 1996, and the related financial statement schedule incorporated by reference in this Registration Statement and appearing in Registrant's Annual Report on Form 10-K filed April 12, 1996 (File Number 0-18268) have been incorporated herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants.

ITEM 6.  Indemnification of Directors and Officers.

         The  provisions  of Section 317 of the  California  Corporations  Code,
Article VI of the Registrant's Articles of Incorporation and Article VI of the Registrant's By-laws provide for indemnification for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any person is or was a director or officer of the Registrant. The Registrant's directors and executive officers have also entered into Indemnity Agreements with the Registrant that give such directors and executive officers contractual assurances regarding the scope of the indemnification and liability limitations set forth in the Registrant's Articles of Incorporation and By-laws. The indemnification may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities arising under the 1933 Act. In addition,
Article V of the Registrant's Articles of Incorporation provides that the liability of the Registrant's directors shall be eliminated to the fullest extent permissible under California law.

         The Registrant maintains a director and officer liability insurance policy with a per annum policy limit of $1,000,000, all claims and coverages, and a deductible of $100,000 per annum.

ITEM 7.  Exemption from Registration Claimed.

         Not applicable.

ITEM 8.  Exhibits.

The following exhibits are filed herewith:

         4.01 Registrant's Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.01(i) to the Registrants' Form 10-K for the year ended February 28, 1996).

         4.02      Registrant's Bylaws, as amended to date.

         4.03 Epilogue Technology Corporation 1994 Stock Option Plan, as amended to date.

         5.01      Opinion of Fenwick & West LLP.

         23.01     Consent of Fenwick & West LLP (included in Exhibit 5.01).

         23.02     Consent of Coopers & Lybrand L.L.P.

         24.01     Power of Attorney (see page 6).

ITEM 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each individual and corporation whose signature appears below constitutes and appoints Narendra K. Gupta and Steven Sipowicz, and each of them, his, her or its true and lawful attorneys-in-fact and agents with full power of substitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her, its or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 26th day of September, 1996.


                                            INTEGRATED SYSTEMS, INC.



                                            By: /s/ Narendra K. Gupta
                                               ---------------------------------
                                                Narendra K. Gupta, Secretary



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                  Title                              Date
                ---------                                  -----                              ----

Principal Executive Officers:

/s/ Narendra K. Gupta                       Secretary and Chairman of the             September 26, 1996
- ------------------------------------        Board of Directors
Narendra K. Gupta

/s/ David P. St. Charles                    President, Chief Executive                September 26, 1996
- ------------------------------------        Officer and Director
David P. St. Charles


                                      - 6 -


Principal Financial Officer and Principal Accounting Officer:



/s/ Steven Sipowicz                         Vice President, Finance                   September 26, 1996
- ------------------------------------
Steven Sipowicz


Additional Directors:


/s/ Thomas Kailath                          Director                                  September 26, 1996
- ------------------------------------
Thomas Kailath

/s/ Vinita Gupta                            Director                                  September 26, 1996
- ------------------------------------
Vinita Gupta

/s/ John C. Bolger                          Director                                  September 26, 1996
- ------------------------------------
John C. Bolger

/s/ Richard C. Murphy                       Director                                  September 26, 1996
- ------------------------------------
Richard C. Murphy


                                  Exhibit Index




Exhibit           Description
- -------           -----------

4.01              Registrant's  Amended and Restated  Articles of  Incorporation
                  (incorporated   by  reference   to  Exhibit   3.01(i)  to  the
                  Registrant's Form 10-K for the year ended February 28, 1996).

4.02              Registrant's Bylaws, as amended to date.

4.03 Epilogue Technology Corporation 1994 Stock Option Plan, as amended to date.

5.01              Opinion of Fenwick & West LLP.

23.01             Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02             Consent of Coopers & Lybrand L.L.P.

24.01             Power of Attorney (see page 6).


                                      - 8 -